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                                                                     EXHIBIT 21




                  LIST OF SUBSIDIARIES OF CELLPRO, INCORPORATED





CellPro Europe N.V./S.A., a Belgian corporation


CellPro France S.A.R.L., a French corporation


CellPro Deutschland GmbH, a German corporation


CellPro II, Inc., a Washington corporation


CellPro Italia s.r.l., an Italian corporation


CellPro Biotech Iberica, S.L., a Spanish corporation


CellPro Asia-Pacific Pty., Ltd., an Australian corporation